Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
May 16, 2013 at 1:05 p.m. PT		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036

Nordstrom Reports First Quarter 2013 Earnings;

Affirms Full-Year EPS Guidance

SEATTLE, Wash. (May 16, 2013) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share of $0.73 for the first quarter ended May 4, 2013, representing a 4.3 percent increase from $0.70 for the same quarter last year. Net earnings were $145 million compared with $149 million for the same quarter last year.

Total Company net sales of $2.7 billion for the first quarter increased 4.8 percent compared with net sales of $2.5 billion during the same period in fiscal 2012. Total Company same-store sales increased 2.7 percent compared with the same period in fiscal 2012, on top of last year’s same-store sales increase of 8.5 percent.

First quarter performance was consistent with the lower end of the Company’s expectations as lower than planned sales volume was mitigated by the Company’s management of inventory and expenses. While in the first two months of the quarter the Company experienced particularly soft sales trends in seasonal merchandise and geographically in the Northeast, Mid-Atlantic and Midwest regions, overall sales trends showed improvement in April.

The Company continues to expect annual earnings per diluted share consistent with the previous outlook of $3.65 to $3.80. This reflects full-year same-store sales increases of 3 to 5 percent and incorporates the performance of the first quarter. It also includes the impact of share repurchases in the first quarter, which is expected to increase earnings per diluted share by approximately $0.05.

FIRST QUARTER SUMMARY

—

Nordstrom same-store sales, which consist of the full-line and Direct businesses, increased 3.1 percent. Top-performing merchandise categories included Cosmetics, Women’s Apparel and Handbags. Women’s Apparel outpaced the multi-channel average for the third consecutive quarter.

—

Full-line same-store sales were flat compared with last year’s same-store sales increase of 5.6 percent. The Northern California and Southwest regions were the top-performing geographic areas relative to the first quarter of 2012.

—	Direct continued to generate strong sales growth with an increase of 25 percent in the first quarter on top of last year’s increase of 44 percent.

—

Nordstrom Rack net sales increased $58 million, or 10 percent, compared with the same period in fiscal 2012, reflecting 16 new store openings since the first quarter of fiscal 2012. Same-store sales increased 0.8 percent for the Rack on top of last year’s same-store sales increase of 6.8 percent.

—

Gross profit, as a percentage of net sales, decreased 50 basis points compared with the same period in fiscal 2012. The decrease reflected higher occupancy costs related to the accelerated Rack store expansion, combined with lower than planned sales volume. The decrease was also due to higher expenses associated with the growth in the Fashion Rewards program.

—

Ending inventory per square foot increased 5.9 percent compared with the same period in fiscal 2012. This outpaced sales per square foot growth of 2.3 percent for the quarter and was attributable to the planned investment in pack and hold inventory at Nordstrom Rack.

—

Selling, general and administrative expenses, as a percentage of net sales, increased 14 basis points compared with the same period in fiscal 2012. The increase included incremental costs related to the planned entry into Canada and accelerated Rack store expansion, coupled with a $10 million reduction in the reserve for bad debt taken in the first quarter of 2012. The Company continued to invest in technology and e-commerce to support its accelerated online growth.

—	Earnings before interest and taxes of $275 million decreased 1.8 percent compared to $280 million for the same quarter last year.

—

During the quarter, the Company repurchased 3.0 million shares for $166 million. A total of $1.0 billion remains under existing share repurchase board authorizations. The actual number and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

—

Return on invested capital (ROIC) for the 12 months ended May 4, 2013 of 14.0 percent increased from 13.1 percent in the prior 12-month period. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

FINANCIAL STATEMENT RECLASSIFICATIONS

Beginning in the first quarter of 2013, Nordstrom reclassified amounts in its financial statements to reflect the way the Company views and measures its business. As the Company continues to execute its long-term growth strategy and make investments across operating segments, aligning expenses with the associated benefits enhances the ability to evaluate segment performance. These reclassifications did not impact net earnings, earnings per share, financial position or cash flows.

The Company reclassified Fashion Rewards expenses and technology expenses between our Retail Business and Credit segment. In addition, the Company previously presented bad debt expense associated with finance charges and fees as part of selling, general and administrative expenses. The Company now presents this as a reduction of credit card revenue. For additional detail, see the Form 8-K filed on May 16, 2013 and the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com.

EXPANSION UPDATE

Nordstrom opened the following stores in the first quarter of 2013:

Location	Store Name	Square Footage (000’s)	Timing

Nordstrom Rack
Boston, Massachusetts	The Newbry	39	March 14
Upland, California	Colonies Crossroads	35	March 14
Ann Arbor, Michigan	Arborland Center	30	April 18
Lake Orion, Michigan	Baldwin Commons	35	April 18
Washington, D.C.	L Street	34	April 18

Additionally, today the Company opened Rack stores in Alabama, Maine and Maryland.

FISCAL YEAR 2013 OUTLOOK

The Company’s earnings per diluted share expectations for fiscal 2013 are unchanged. The Company’s expectations for fiscal 2013, shown in comparison to the reclassified 53-week fiscal 2012 where applicable, are as follows:

	Prior Outlook	Current Outlook

Total sales	4.5 to 6.5 percent increase	4 to 6 percent increase
Same-store sales	3.5 to 5.5 percent increase	3 to 5 percent increase
Credit card revenues[1]	$0 to $5 million increase	$0 to $5 million increase
Gross profit (%)	10 to 30 basis point decrease	10 to 30 basis point decrease
Selling, general and administrative expenses (%)[1]	0 to 10 basis point decrease	0 to 10 basis point decrease
Interest expense, net	$5 million decrease	$5 million decrease
Effective tax rate	39.0 percent	39.0 percent
Earnings per diluted share, excluding the impact of any future share repurchases	$3.65 to $3.80	$3.65 to $3.80
Diluted shares outstanding	Approximately 203 million	Approximately 200 million

[1]	Impacted by financial statement reclassifications as described above. These reclassifications did not result in a change to the current outlook relative to the prior outlook.

The 53rd week in fiscal 2012 creates a timing shift in the 4-5-4 calendar for fiscal 2013 that is expected to impact comparisons of performance to the prior year. Same-store sales are compared with the first 52 weeks of 2012. In 2013, the Anniversary Sale, which is the Company’s largest sale event of the year, will occur in the second quarter, while in fiscal 2012 it overlapped the second and third quarters.

The Company is providing the following view of quarterly trends, relative to annual fiscal 2013 expectations:

Compared to Annual Fiscal 2013 Guidance Range
	Annual Fiscal 2013 Guidance	Second Quarter 2013	Second Half 2013
Same-store sales	3 to 5 percent increase	Above	Below
Earnings per diluted share	3 to 7 percent increase	Above	Below

CONFERENCE CALL INFORMATION

The Company’s senior management will host a conference call to discuss first quarter 2013 results and 2013 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers’ slides and Performance Summary document, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ slides and Performance Summary document will be available in the Earnings section for one year. Interested parties may also dial 415-228-4850 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-0544 (a passcode is not required) until the close of business on May 23, 2013.

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 248 stores in 33 states, including 117 full-line stores, 127 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending February 1, 2014, anticipated annual same-store sales rate, anticipated Return on Invested Capital, anticipated store openings and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our growth strategy, including expansion into new markets, technological investments and acquisitions, our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the transformation of our business/financial model as we increase our investments in growth opportunities, including our online business and our ability to manage related organizational changes; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; efficient and proper allocation of our capital resources; our ability to safeguard our reputation and maintain our vendor relationships; the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; our compliance with applicable banking related laws and regulations impacting our ability to extend credit to our customers, employment laws and regulations, certain international laws and regulations, other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters, and ethical standards; impact of the current regulatory environment and financial system and health care reforms; compliance with debt covenants, availability and cost of credit, changes in interest rates, and trends in personal bankruptcies and bad debt write-offs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended February 2, 2013, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited; amounts in millions, except per share amounts)

	Quarter Ended
	5/4/13	4/28/12

Net sales	$2,657	$2,535
Credit card revenues	92	90

Total revenues	2,749	2,625
Cost of sales and related buying and occupancy costs	(1,673)	(1,584)
Selling, general and administrative expenses	(801)	(761)

Earnings before interest and income taxes	275	280
Interest expense, net	(39)	(40)

Earnings before income taxes	236	240
Income tax expense	(91)	(91)

Net earnings	$145	$149

Earnings per share:
Basic	$0.74	$0.72
Diluted	$0.73	$0.70

Weighted-average shares outstanding:
Basic	195.6	207.3
Diluted	199.0	211.4

NORDSTROM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited; amounts in millions)

	5/4/13	2/2/13	4/28/12

Assets
Current assets:
Cash and cash equivalents	$1,190	$1,285	$1,647
Accounts receivable, net	2,087	2,129	2,008
Merchandise inventories	1,485	1,360	1,372
Current deferred tax assets, net	226	227	215
Prepaid expenses and other	84	80	79

Total current assets	5,072	5,081	5,321

Land, buildings and equipment (net of accumulated depreciation of $4,164, $4,064 and $3,865)	2,624	2,579	2,472
Goodwill	175	175	175
Other assets	264	254	290

Total assets	$8,135	$8,089	$8,258

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,206	$1,011	$1,176
Accrued salaries, wages and related benefits	230	404	232
Other current liabilities	856	804	793
Current portion of long-term debt	7	7	6

Total current liabilities	2,299	2,226	2,207

Long-term debt, net	3,119	3,124	3,137
Deferred property incentives, net	482	485	503
Other liabilities	347	341	328

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 195.0, 197.0 and 208.6 shares issued and outstanding	1,698	1,645	1,557
Retained earnings	235	315	570
Accumulated other comprehensive loss	(45)	(47)	(44)

Total shareholders’ equity	1,888	1,913	2,083

Total liabilities and shareholders’ equity	$8,135	$8,089	$8,258

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; amounts in millions)

	Quarter Ended

	5/4/13	4/28/12

Operating Activities
Net earnings	$145	$149
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	109	101
Amortization of deferred property incentives and other, net	(16)	(18)
Deferred income taxes, net	(11)	-
Stock-based compensation expense	17	13
Tax benefit from stock-based compensation	6	13
Excess tax benefit from stock-based compensation	(7)	(14)
Provision for bad debt expense	14	9
Change in operating assets and liabilities:
Accounts receivable	8	(2)
Merchandise inventories	(143)	(204)
Prepaid expenses and other assets	(5)	2
Accounts payable	141	203
Accrued salaries, wages and related benefits	(174)	(156)
Other current liabilities	54	33
Deferred property incentives	16	21
Other liabilities	7	9

Net cash provided by operating activities	161	159

Investing Activities
Capital expenditures	(149)	(98)
Change in restricted cash	-	200
Change in credit card receivables originated at third parties	20	17
Other, net	(2)	-

Net cash (used in) provided by investing activities	(131)	119

Financing Activities
Principal payments on long-term borrowings	(2)	(502)
Increase in cash book overdrafts	75	48
Cash dividends paid	(59)	(56)
Payments for repurchase of common stock	(174)	(57)
Proceeds from issuances under stock compensation plans	31	47
Excess tax benefit from stock-based compensation	7	14
Other, net	(3)	(2)

Net cash used in financing activities	(125)	(508)

Net decrease in cash and cash equivalents	(95)	(230)
Cash and cash equivalents at beginning of period	1,285	1,877

Cash and cash equivalents at end of period	$1,190	$1,647

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY BUSINESS

(unaudited; dollar and share amounts in millions)

Retail Business

Our Retail business includes our Nordstrom branded full-line stores and website, our Nordstrom Rack stores, and our other retail channels including HauteLook, our Jeffrey stores and our treasure&bond store. It also includes unallocated corporate center expenses. The following table summarizes the results of our Retail business for the quarter ended May 4, 2013 compared with the quarter ended April 28, 2012:

	Quarter Ended 5/4/13	% of sales[1]	Quarter Ended 4/28/12	% of sales[1]

Net sales	$2,657	100.0%	$2,535	100.0%
Cost of sales and related buying and occupancy costs	(1,672)	(62.9%)	(1,583)	(62.4%)

Gross profit	985	37.1%	952	37.6%
Selling, general and administrative expenses	(754)	(28.4%)	(719)	(28.4%)

Earnings before interest and income taxes	231	8.7%	233	9.2%
Interest expense, net	(33)	(1.2%)	(34)	(1.3%)

Earnings before income taxes	$198	7.5%	$199	7.8%

1Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY BUSINESS

(unaudited; dollar and share amounts in millions)

Credit

Our Credit business earns finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter ended May 4, 2013 compared with the quarter ended April 28, 2012:

	Quarter Ended

	5/4/13	4/28/12

Credit card revenues	$92	$90
Occupancy, selling, general and administrative expenses	(48)	(43)

Earnings before interest and income taxes	44	47
Interest expense	(6)	(6)

Earnings before income taxes	$38	$41

	Quarter Ended

	5/4/13	4/28/12

Allowance at beginning of period	$85	$115
Bad debt provision	14	9
Write-offs	(21)	(26)
Recoveries	7	7

Allowance at end of period	$85	$105

Annualized net write-offs as a percentage of average credit card receivables	2.8%	4.0%
Annualized net write-offs (including finance charges and fees) as a percentage of average credit card receivables	3.3%	4.7%

	5/4/13	4/28/12
30+ days delinquent as a percentage of ending credit card receivables	1.7%	2.3%
Allowance as a percentage of ending credit card receivables	4.1%	5.2%

NORDSTROM, INC.

RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)

(unaudited; dollar and share amounts in millions)

We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders’ return over the long term. In addition, we incorporate ROIC in our executive incentive measures. For the 12 fiscal months ended May 4, 2013, ROIC increased to 14.0% compared with 13.1% for the 12 fiscal months ended April 28, 2012.

ROIC is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of ROIC to return on assets:

	12 fiscal months ended

	5/4/13	4/28/12
Net earnings	$732	$687
Add: income tax expense	450	431
Add: interest expense	160	141

Earnings before interest and income tax expense	1,342	1,259

Add: rent expense	111	83
Less: estimated depreciation on capitalized operating leases[1]	(59)	(44)

Net operating profit	1,394	1,298

Estimated income tax expense[2]	(531)	(500)

Net operating profit after tax	$863	$798

Average total assets[3]	$8,175	$8,119
Less: average non-interest-bearing current liabilities[4]	(2,303)	(2,104)
Less: average deferred property incentives[3]	(491)	(506)
Add: average estimated asset base of capitalized operating leases[5]	777	589

Average invested capital	$6,158	$6,098

Return on assets	8.9%	8.5%
ROIC	14.0%	13.1%

[1]

Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property. Asset base is calculated as described in footnote 5 below.

[2]	Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended May 4, 2013 and April 28, 2012.
[3]	Based upon the trailing 12-month average.
[4]	Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.
[5]

Based upon the trailing 12-month average of the monthly asset base, which is calculated as the trailing 12-months rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.

ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain our current investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and cost of capital. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of May 4, 2013 and April 28, 2012, our Adjusted Debt to EBITDAR was 2.1.

Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of our Adjusted Debt to EBITDAR to debt to net earnings:

	2013[1]	2012[1]

Debt	$3,126	$3,143
Add: estimated capitalized operating lease liability[2]	890	667
Less: fair value hedge adjustment included in long-term debt	(57)	(69)

Adjusted Debt	$3,959	$3,741

Net earnings	732	687
Add: income tax expense	450	431
Add: interest expense, net	158	139

Earnings before interest and income taxes	1,340	1,257

Add: depreciation and amortization expenses	438	386
Add: rent expense	111	83
Add: non-cash acquisition-related charges	9	22

EBITDAR	$1,898	$1,748

Debt to Net Earnings	4.3	4.6
Adjusted Debt to EBITDAR	2.1	2.1

[1]	The components of Adjusted Debt are as of May 4, 2013 and April 28, 2012, while the components of EBITDAR are for the 12 months ended May 4, 2013 and April 28, 2012.
[2]

Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12-months rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.

FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

Free Cash Flow is one of our key liquidity measures, and in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the quarter ended May 4, 2013, Free Cash Flow decreased to $48 compared with $70 for the quarter ended April 28, 2012.

Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of Free Cash Flow to net cash provided by operating activities:

	Quarter Ended

	5/4/13	4/28/12

Net cash provided by operating activities	$161	$159
Less: capital expenditures	(149)	(98)
Less: cash dividends paid	(59)	(56)
Add: change in credit card receivables originated at third parties	20	17
Add: change in cash book overdrafts	75	48

Free Cash Flow	$48	$70

Net cash (used in) provided by investing activities	$(131)	$119
Net cash used in financing activities	$(125)	$(508)